EXHIBIT 10.1

EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is entered into effective as of the 15th day of January, 2006 (the "Effective Date") (not withstanding the date of actual execution by and between Nexplore Technologies, Inc. ("Company") and Edward Mandel("Employee"). Company and Employee are referred to individually as a "Party" and collectively as the "Parties" at times in this Agreement.

     Company is a corporation duly organized under the laws of the State of Texas to conduct business, specifically in the field of providing technical consulting and software solutions services. Company has adopted a compensation and benefit plan and has offered Employee employment in consideration for such compensation and other benefits hereinafter set forth, and Employee is willing to accept employment on such terms. Employee will be a full-time employee of Company; as such, Employee agrees to devote his full time and attention to the performance of his professional and/or administrative duties hereunder for and on behalf of Company. Employee agrees to serve Company faithfully and diligently, according to the best of his abilities, and to use every reasonable effort to promote the best interests of Company.

     NOW, THEREFORE, for and in consideration of the mutual terms, covenants, and conditions hereinabove and hereinafter set forth, the Parties agree as follows:

ARTICLE I

Duties:     Company agrees to employ Employee, and Employee agrees to render services as President and Chief Executive Officer. As such, Employee's duties shall include, but are not limited to the following:     Executive Management, Operations and General Business Development.

ARTICLE II

Term:     Company contracts with Employee, and Employee accepts this Agreement with Company, for an initial term of twenty-four (24) months beginning on the 1st day of May, 2006, and ending on the 30th day of April, 2008.

ARTICLE III

COMPENSATION AND BENEFITS

Compensation:

3.01   For all services rendered by Employee, Company agrees to pay Employee salary of one hundred and eighty thousand dollars ($180,000) per year. Provided, however, that salary may be periodically deferred by the Company in Company sole discretion to support Company operations upon fourteen (14) days written notice to Employee; provided, however that any deferment will be reviewed monthly.

ARTICLE IV

TERMINATION

4.01 Voluntary Termination:     It is understood and agreed by the Parties that Employee may elect to terminate this Agreement at any time upon fourteen (14) days' written notice to the other, and that the Parties may elect to do so for the purpose of renegotiating new terms and/or conditions. In the event of voluntary termination, this Agreement and the obligations of Company to Employee for the payment of compensation shall cease on the date of termination, provided however that Company must compensate Employee for any deferred salary.

4.02 Termination For Cause:     This Agreement shall be terminated "for cause" upon the occurrence of any of the following events:

     (a)     Employee's willful and material breach of this Agreement (which breach is either incapable of being cured, or if capable of being cured, is not cured by Employee within ten (10) days after receipt of written notice to cure (including but not limited to notice sent via electronic mail);

     (b)     Employee's gross negligence in the performance of, or intentional nonperformance of, any of Employee's duties and responsibilities hereunder;

     (c)     Employee's willful dishonesty, fraud or misconduct with respect to the business or affairs of Company, which materially and adversely affect the operations, and/or reputation of Company;

     (d)    Employee's conviction of a felony, and/or crime involving moral turpitude.

In the event of voluntary termination, this Agreement and the obligations of Company to Employee for the payment of compensation shall cease on the date of termination.

4.03 Termination by Company:     This Agreement can be terminated by Company at any time. In the event of such termination, this Agreement and the obligations of Company to Employee for the payment of compensation shall cease on the date of termination. Employee may elect to exercise vested options within fourteen (14) days from the notice of termination by the Company.

ARTICLE V

Restrictive Covenant:     Employee agrees to the restrictive covenant attached hereto as Exhibit "A."

ARTICLE VI

Confidentiality and Non-Disclosure Agreement:     In the course of Employee's employment with Company, and in order to allow Employee to carry out his duties hereunder, Company will provide certain confidential and/or proprietary information ("Confidential Information") to Employee. Employee agrees not to disclose such Confidential Information to others at any time, except as expressly required by Company or by law. Confidential Information includes any and all secrets, proprietary or financial information, confidential technology, techniques and methodologies, business and customer contact lists, market research and information, technical specifications, data and development plans, and other information or trade secrets of Company. Employee agrees that during the term of this Agreement and as of the date of termination of this Agreement, Employee will neither take nor retain, without the prior written consent of Company, any Confidential Information of any kind belonging to Company. Employee acknowledges that a remedy at law for any breach by Employee of this provision will be inadequate, and Employee hereby agrees that Company shall be entitled, without the necessity of posting a bond of cash or otherwise, to injunctive relief in case of any such breach, in addition to all other relief that may be available to Company. As a part of and ancillary to Company's agreement to provide Confidential Information to Employee in exchange for Employee's promise not to disclose such Confidential Information, Employee agrees to the Restrictive Covenant set forth in the attached Exhibit "A", which shall survive the termination of this Agreement.

ARTICLE VII

Waiver of Breach of Violation Not Deemed Continuing:     The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach of any provision of this Agreement.

ARTICLE VIII

Governing Law:     This Agreement shall be interpreted, construed, and governed according to the laws of the State of Texas.

ARTICLE IX

Legal Construction:     In case one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the remaining provisions of this Agreement shall remain in full force and effect.

ARTICLE X

Prior Agreements Superseded:     This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous representations, understandings and agreements, oral or written, made between the parties effecting the subject hereof, and all such prior or contemporaneous representations, understandings, and agreements are hereby terminated. This Agreement may not be modified, altered, amended, or terminated except in writing by the parties.

ARTICLE XI

Authority:     Each party represents that it has the authority to enter into this Agreement.

     This Agreement shall be effective as of the __15th__day of ___January_____________ 2006.

__/s/ Edward Mandel_______________	__/s/ Paul O. Williams__________
Employee	Company

By:___Paul O. Williams________

Title: __Chairman/CFO________

EXHIBIT "A" TO EMPLOYMENT AGREEMENT

Restrictive Covenant:     In addition to the representations and consideration expressed in the attached Employment Agreement ("Agreement") referring to Confidential Information and its protection, Employee recognizes that Company will be integrating him into its business and sharing with him information crucial to the ongoing success of Company in the business marketplace. Employee further recognizes that entering into a business competitive with Company would be to the detriment of Company's ongoing business. Employee acknowledges Company's substantial interest in protecting itself from unfair competition, including the improper use of Confidential Information, and agrees that this Restrictive Covenant is reasonably designed to protect Company's legitimate business interests.

     Employee agrees that during the term of his employment with Company and for a period of eighteen (18) months after the date of cessation of Employee's employment, Employee will not engage in or become associated with without prior authorization from Company, directly or indirectly, a technical consulting and/or software solutions company (as an officer, director, employee, salesperson, agent, or consultant) which is in any way competitive with Company's business within the geographic areas set forth below. It is expressly agreed that for the agreed period, Employee will not work for and/or solicit business without prior authorization from Company from any customer that was a client of Company's during his employment there, or any customer with whom Employee worked (either directly or indirectly) during his employment with Company. It is expressly agreed that for the agreed period, Employee will not solicit employees or consultants of the Company. Employee agrees that for this eighteen (18) month period, he will perform no act which may confer any competitive benefit or advantage upon any individual or entity competing with Company.

     Company is actively engaged in the business of providing technical consulting and software solutions services in the continental United States, and it is therefore agreed that the foregoing restriction shall be operative in continental United States.

     This Agreement is not intended to prevent Employee from practicing in his chosen field, but is intended to protect Company's investment and business goodwill in the specialty areas described above as well as the Confidential Information generated therefrom. In the event of any breach of the covenants contained in this Exhibit, it is understood and agreed by the parties that damages will be difficult to ascertain. Employee also acknowledges that a remedy at law for any breach by Employee of this covenant will be inadequate. Employee therefore agrees that Company shall be entitled without the necessity of posting a bond of cash or otherwise, to injunctive relief in case of any such breach in addition to all other relief that may be available to Company, including but not limited to, recovery of attorneys' fees and expenses.

Initials Employee __/s/ EW_____	Company __/s/ PW______